Exhibit 99.1

MALLINCKRODT ANNOUNCES ELECTION OF DAVID NORTON
TO ITS BOARD OF DIRECTORS

STAINES-UPON-THAMES, United Kingdom - Sept. 20 - Mallinckrodt Pharmaceuticals (NYSE: MNK), a leading global specialty pharmaceutical company, announced today the election of David Norton to the company’s Board of Directors, effective immediately. Mr. Norton, who has more than 30 years of experience in the biopharmaceutical industry, will serve as an independent director on the board’s Human Resources and Compensation Committee and Portfolio Committee.

“David brings with him extensive commercial experience, having launched numerous products in global markets; a strong balance of strategic, operating and leadership skills; and a track record of developing people and delivering results in challenging and competitive markets,” said Melvin Booth, Chairman of the Board. “I am confident that our Board and Mallinckrodt will benefit from his experience, insights and counsel.”

Mr. Norton retired in 2011 as Company Group Chairman, Global Pharmaceuticals, for Johnson & Johnson, a role in which he led and developed the business’ strategic growth agenda, including the strategy for licensing, acquisitions and divestments, and ensuring alignment with the global strategic functions, research and development, and commercial organizations. His 32-year tenure at Johnson & Johnson spanned marketing and country management roles across Belgium, Australia and New Zealand; serving as president of the Janssen Pharmaceutica business in the U.S., group chairman of the Pharmaceuticals Group for Europe, Middle East and Africa, and then for the U.S. and Canada business, as well as company group chairman, worldwide commercial and operations, for Johnson & Johnson’s CNS and virology business.

He is currently chairman of the board of directors of VIVUS, Inc., and also serves on the board of TB Alliance, a not-for-profit organization dedicated to the discovery and development of better, faster-acting, and affordable tuberculosis drugs that are available to those who need them. He previously served as a director for INC Research Holdings Inc. and Savient Pharmaceuticals Inc.

ABOUT MALLINCKRODT
Mallinckrodt is a global business that develops, manufactures, markets and distributes specialty pharmaceutical products and therapies. Areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology; immunotherapy and neonatal respiratory critical care therapies; and analgesics and hemostasis products. The company's core strengths include the acquisition and management of highly regulated raw materials and specialized chemistry, formulation and manufacturing capabilities. The company's Specialty Brands segment includes branded medicines and its Specialty Generics segment includes specialty generic drugs, active pharmaceutical ingredients and external manufacturing. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

Mallinckrodt uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and

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CONTACTS

Investor Relations
Coleman N. Lannum, CFA
Senior Vice President, Investor Strategy and IRO
314-654-6649
cole.lannum@mallinckrodt.com

Daniel J. Speciale, CPA
Director, Investor Relations
314-654-3638
daniel.speciale@mallinckrodt.com

Media
Rhonda Sciarra
Senior Communications Manager
908-238-6765
rhonda.sciarra@mallinckrodt.com

Meredith Fischer
Chief Public Affairs Officer
314-654-3318
meredith.fischer@mallinckrodt.com